Filed Pursuant to Rule 424(b)(2) of the

Securities Act of 1933, as amended

Registration No. 333-158417

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Offering Price Per Share	Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value	3,162,500(1)	$50.79	$160,623,375	$8,962.78
Preferred share purchase rights to purchase shares of Series R Junior Participating Preferred Stock	(3)	(3)	(3)	(3)

(1)	For purposes of calculating the registration fee, we assume that the underwriter will exercise the full amount of the over-allotment option of 412,500 shares of our common stock.
(2)	We have elected to rely on Rules 456(b) and 457(r) under the Securities Act.
(3)	No separate consideration for the preferred share purchase rights will be received. These rights are presently attached to and transferable only with the common stock of the registrant. The value, if any, attributable to the rights to be offered is included in the proposed offering price of the common stock.

Prospectus Supplement to Prospectus dated April 6, 2009.

2,750,000 Shares

ITRON, INC.

Common Stock

The common stock is listed on the Nasdaq Global Select Market under the symbol “ITRI”. The last reported sale price of the common stock on May 28, 2009 was $55.81 per share.

See “Risk Factors” on page  S-4 of this prospectus supplement and page 1 of the accompanying prospectus to read about factors that you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase the common stock from us at a price of $50.79 per share which will result in $139,672,500 of proceeds to us (before expenses). We have granted the underwriters a 30-day option to purchase up to an additional 412,500 shares of our common stock at a price of $50.79 per share to cover any over-allotments.

The underwriters may offer the common stock in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

The underwriters expect to deliver the shares against payment in New York, New York on June 3, 2009.

Canaccord Adams

Stephens Inc.

Prospectus Supplement dated May 28, 2009.

ABOUT THIS PROSPECTUS

This prospectus supplement and accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. The shelf registration statement (File No. 333-158417) became effective on April 6, 2009. Under this shelf registration process, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the accompanying prospectus, which together we sometimes refer to generally as the prospectus. We are not making an offer to sell the securities in any jurisdiction where the offer or sale of the securities is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus or the documents incorporated herein and therein by reference is accurate as of any date other than their respective dates. Our business, financial condition and results of operations may have changed since those dates.

You should read carefully this prospectus supplement and accompanying prospectus, together with the additional information described under the headings “Incorporation of Certain Information by Reference.”

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before deciding whether or not to invest in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” beginning on page  S-4 of this prospectus supplement and page 1 of the accompanying prospectus, and all other information included or incorporated therein by reference in this prospectus supplement and the accompanying prospectus in its entirety before you decide whether to invest in our common stock. When used in this prospectus supplement and the accompanying prospectus, except where the context otherwise requires, the terms “Itron,” “we,” “us” and “our” refer to Itron, Inc. and its subsidiaries.

Itron, Inc.

We provide a comprehensive portfolio of products and services to utilities for the energy and water markets throughout the world. Our strong position in meter data collection and software solutions started with our introduction of handheld computer-based systems in 1977. Through product innovations and several other company acquisitions, we have become one of the world’s leading providers of metering, data collection and software solutions, serving our customers for over 100 years.

We are incorporated in the State of Washington. Our principal executive offices are located at 2111 N. Molter Road, Liberty Lake, Washington 99019, and our telephone number is (509) 924-9900. Our website is www.itron.com. The information on our website does not constitute part of this prospectus supplement and the accompanying prospectus and should not be relied upon in connection with making an investment in our securities.

THE OFFERING

Common stock offered by us	2,750,000 shares

Common stock to be outstanding

immediately after this offering	39,529,977 shares

Nasdaq Global Select Market symbol	ITRI

Use of proceeds	The net proceeds of this offering will be approximately $139,372,500, after deducting estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option). We expect to use approximately $125 million of the net proceeds from the sale of the shares to repay a portion of our outstanding non-convertible debt and the remainder for general corporate purposes. See “Use of Proceeds.”

The number of shares of common stock to be outstanding after this offering is based on 36,779,977 shares outstanding as of March 31, 2009, and excludes:

•	1,400,000 shares of common stock issuable upon exercise of options outstanding as of March 31, 2009, exercisable at a weighted-average exercise price of $51.80 per share;

•	449,597 shares available for future grant under our equity incentive plan; and

•	296,000 shares available for future issuance under our employee stock purchase plan.

Unless otherwise stated, all information contained in this prospectus supplement assumes that the number of shares outstanding is as of March 31, 2009.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table shows our selected consolidated financial data for the three years ended December 31, 2008 and for the three month periods ended March 31, 2009 and 2008. The data for each of the years ended December 31, 2006 through 2008 has been derived from our audited financial statements. The data for the three months ended March 31, 2009 and 2008 has been derived from our unaudited financial statements, which have been prepared on the same basis as our audited financial statements, and includes all adjustments necessary for a fair presentation of this information. The results of operations for the three months ended March 31, 2009 and 2008 should not be considered indicative of the results for a full fiscal year. The historical results are not necessarily indicative of results to be expected in any future period. You should read the following selected financial information together with our “Management Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2006 (1)	2007 (1)(2)	2008 (1)	2008 (1)	2009
	(in thousands, except per share data)
Consolidated Statements of Operations Data
Revenues	$644,042	$1,464,048	$1,909,613	$478,476	$388,518
Cost of revenues	376,600	976,761	1,262,756	315,917	258,934

Gross profit	267,442	487,287	646,857	162,559	129,584
Operating income	61,743	46,473	109,822	27,287	8,949

Net income (loss)	$33,759	$(22,851)	$19,811	$953	$(19,729)
Earnings (loss) per share
Basic	$1.33	$(0.77)	$0.60	$0.03	$(0.55)
Diluted	$1.28	$(0.77)	0.57	$0.03	$(0.55)
Weighted average number of shares outstanding
Basic	25,414	29,584	33,096	30,696	36,151
Diluted	26,283	29,584	34,951	32,745	36,151

Consolidated Balance Sheet Data:
Working capital (deficit) (3)	$492,861	$249,579	$293,296	$(93,567)	$237,593
Total assets	988,522	3,030,457	2,856,348	3,188,886	2,673,321
Total debt	469,324	1,538,799	1,151,767	1,527,659	956,067
Shareholders’ equity	390,982	790,435	1,058,776	899,838	1,080,267

Other Financial Data
Cash provided by operating activities	$94,773	$133,327	$193,146	$56,420	$42,726
Cash (used in) provided by investing activities	(85,499)	(1,714,416)	(67,075)	(12,315)	(14,265)
Cash (used in) provided by financing activities	318,493	1,310,360	(63,376)	(40,614)	(67,414)
Capital expenditures	(31,739)	(40,602)	(63,430)	(13,117)	(13,712)

(1)	In May 2008, the FASB issued FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), (FSP 14-1) addressing convertible instruments such as our convertible senior subordinated notes (convertible notes). FSP 14-1 requires our convertible debt to be separated into its liability and equity components in a manner that reflects our non-convertible debt borrowing rate. We adopted FSP 14-1 on January 1, 2009 and applied FSP 14-1 retrospectively for the years ended December 31, 2008 and 2007. We used the SEC staff’s Alternative A transition election for presenting prior financial information, and therefore, the financial information as of and for the year ended December 31, 2006 has not been adjusted and is not comparable to the financial information at March 31, 2009 and 2008 and the periods ended December 31, 2008 and 2007. Our convertible notes were issued in August 2006. For further disclosure of the terms of the convertible notes and the adoption of FSP 14-1, see Note 1 in our Annual Report on Form 10-K for the year ended December 31, 2008 and Note 1 in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which are incorporated by reference into this prospectus supplement.
(2)	On April 18, 2007, we completed the acquisition of Actaris Metering Systems SA (Actaris). The Consolidated Statement of Operations Data for the year ended December 31, 2007 includes the operating activities of the Actaris acquisition from April 18, 2007 through December 31, 2007.
(3)	Working capital includes current assets less current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks described below, as well as the risks described under “Risk Factors” on page 1 of the accompanying prospectus, before making an investment decision. Any of the risks we describe herein or therein could cause our business, financial condition or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus supplement and the accompanying prospectus are forward-looking statements. For more information about forward-looking statements, please see “Forward-Looking Statements.”

Risks Related to our Business and our Industry

We are dependent on the utility industry, which has experienced volatility in capital spending.

Many industries have been affected by current economic factors, including the significant deterioration of global economic conditions. We derive the majority of our revenues from sales of products and services to utilities. Purchases of our products may be deferred as a result of many factors including economic downturns, slowdowns in new residential and commercial construction, a customer’s access to capital at acceptable terms, utility specific financial circumstances, mergers and acquisitions, regulatory decisions, weather conditions and rising interest rates. We have experienced, and may in the future experience, variability in operating results on an annual and a quarterly basis as a result of these factors.

Utility industry sales cycles can be lengthy and unpredictable.

Sales cycles for standalone meter products (i.e., meters without automated meter reading (AMR) and advanced metering infrastructure (AMI) features) are typically based on annual or bi-annual bid-based agreements, with no defined delivery dates. Customers can place purchase orders against these contracts as their meter stocks deplete, which can create fluctuations in our sales volumes.

Sales cycles for AMR and AMI projects are generally long and unpredictable due to budgeting, purchasing and regulatory approval processes that can take up to several years to complete. Our utility customers typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility. Section 1252 of the U.S. Energy Policy Act of 2005 requires electric utilities to consider offering their customers time-based rates. The Act also directs these utilities and state utility commissions to study and evaluate methods for implementing demand response, to shift consumption away from peak hours and to improve power generation. These requirements could change the process of evaluating and approving technology purchases, which could extend or delay sales.

The European Union has also issued a directive stating that customers should have a choice in their electric and gas suppliers. The directive obligates member states to take necessary measures to achieve a competitive, secure and environmentally sustainable market in electricity and gas. Member states must ensure that all household customers and small enterprises enjoy the right to be supplied with electricity and gas of a specified quality at reasonable, comparable and transparent prices. While we believe the opening of these markets will provide opportunities for sales of our products, the pace at which these markets will be opened could be slowed substantially by legislative and regulatory delays, regulatory approvals related to the deployment of new technology, capital budgets of the utilities and purchasing decisions by our customers.

Our quarterly results may fluctuate substantially.

We have experienced variability in quarterly results, including losses, and believe our quarterly results will continue to fluctuate as a result of many factors, including costs related to acquisitions, in-process research and development (IPR&D), intangible asset amortization expenses, stock-based compensation, legal expenses, litigation, unexpected warranty liabilities, restructuring charges, size and timing of significant customer orders, Federal Communications Commission (FCC) or other governmental actions, changes in accounting standards or practices, changes in existing taxation rules or practices, the gain or loss of significant customers, timing and levels of new product developments, shifts in product or sales channel mix, the shortage or change in price of certain components or materials, foreign currency fluctuations, changes in interest rates, limited access to capital at acceptable terms, increased competition and pricing pressure and general economic conditions affecting enterprise spending for the utility industry.

Our acquisitions of and investments in third parties carry risks and may affect earnings due to charges associated with the acquisition or could cause disruption to the management of our business.

We have acquired nine companies since December 31, 2002, the two largest of which are our acquisition of Actaris for $1.7 billion in 2007 and the acquisition of Schlumberger’s electricity metering business for $256 million in 2004. We expect to complete additional acquisitions and investments in the future, both within and outside of the United States. There are no assurances, however, that we will be able to successfully identify suitable candidates or negotiate acceptable acquisition terms. In order to finance future acquisitions, we may need to raise additional funds through public or private financings, and there are no assurances that such financing would be available at acceptable terms. Acquisitions and investments involve numerous risks such as the diversion of senior management’s attention, unsuccessful integration of the acquired entity’s personnel, operations, technologies and products, lack of market acceptance of new services and technologies, difficulties in operating businesses in foreign legal jurisdictions, changes in the legal and regulatory environment or a shift in industry dynamics that negatively impacts the forecasted demand for the new products. We may experience difficulties that could affect our internal control over financial reporting, which could create a significant deficiency or material weakness in our overall internal controls under Section 404 of the Sarbanes-Oxley Act of 2002. Failure to properly or adequately address these issues could result in the diversion of management’s attention and resources and materially and adversely impact our ability to manage our business. Impairment of an investment or goodwill and intangible assets may also result if these risks materialize. There can be no assurances that an acquired business will perform as expected, accomplish our strategic objective or generate significant revenues, profits or cash flows. During prior years, we have incurred impairments and write-offs of minority interest investments. In addition, acquisitions and investments in third parties may involve the assumption of obligations, significant write-offs or other charges associated with the acquisition.

Impairment of our intangible assets, long-lived assets, goodwill or deferred tax assets could result in significant charges that would adversely impact our future operating results.

We have significant intangible assets, long-lived assets, goodwill and deferred tax assets that are susceptible to valuation adjustments as a result of changes in various factors or conditions.

We assess impairment of amortizable intangible and long lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that could trigger an impairment of such assets include the following:

•	a significant underperformance relative to historical or projected future operating results;

•	a significant change in the manner of or use of the acquired assets or the strategy for our overall business;

•	a significant negative industry or economic trends;

•	a significant decline in our stock price for a sustained period;

•

changes in our organization or management reporting structure could result in additional reporting units, which may require alternative methods of estimating fair values or greater aggregation or disaggregation in our analysis by reporting unit; and

•	a decline in our market capitalization below net book value.

We do not believe an impairment assessment was required at March 31, 2009; however, such an assessment may be required in the future.

We assess the potential impairment of goodwill each year as of October 1. We also assess the potential impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Adverse changes in our operations or other unforeseeable factors could result in an impairment charge in future periods that would impact our results of operations and financial position in that period.

The realization of our deferred tax assets related to net operating loss carryforward is supported by projections of future profitability. We provide a valuation allowance based on estimates of future taxable income in the respective taxing jurisdiction and the amount of deferred taxes that are expected to be realizable. If future taxable income is different than expected, we may not be able to realize some or all of the tax benefit, which could have a material and adverse effect on our financial results and cash flows.

We are subject to international business uncertainties.

A substantial portion of our revenues are derived from operations conducted outside the United States. International sales and operations may be subject to risks such as the imposition of government controls, government expropriation of facilities, lack of a well-established system of laws and enforcement of those laws, access to a legal system free of undue influence or corruption, political instability, terrorist activities, restrictions on the import or export of critical technology, currency exchange rate fluctuations, adverse tax burdens, availability of qualified third-party financing, generally longer receivable collection periods than in the United States, trade restrictions, changes in tariffs, labor disruptions, difficulties in staffing and managing foreign operations, potential insolvency of international distributors, burdens of complying with different permitting standards and a wide variety of foreign laws and obstacles to the repatriation of earnings and cash. Fluctuations in the value of the U.S. dollar may impact our ability to compete in international markets. International expansion and market acceptance depend on our ability to modify our technology to take into account such factors as the applicable regulatory and business environment, labor costs and other economic conditions. In addition, the laws of certain countries do not protect our products or technologies to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition and results of operations.

We depend on our ability to develop new products.

Our future success will depend, in part, on our ability to continue to design and manufacture new competitive products and to enhance and sustain our existing products, including technological advances, changing customer requirements, international market acceptance and other factors in the markets in which we sell our products. This product development will require continued investment in order to maintain our market position. We may not have the necessary capital, or access to capital at acceptable terms, to make these investments. We have made, and expect to continue to make, substantial investments in technology development. However, we may experience unforeseen problems in the development or performance of our technologies or products. In addition, we may not meet our product development schedules. Oftentimes, new products require certifications or regulatory approvals before the products can be used and we cannot be certain that our new products will be approved in a timely manner. Finally, we may not achieve market acceptance of our new products and services.

A significant portion of our revenues are generated from a limited number of customers.

Historically, our revenues have been concentrated with a limited number of customers, which change over time. The 10 largest customers accounted for 15%, 14% and 40% of revenues for 2008, 2007 and 2006, respectively. One customer, Progress Energy, accounted for 16% of total Company revenues in 2006. No single customer represented more than 10% of total Company revenues in 2008 and 2007. We are often a party to large, multi-year contracts that are subject to cancellation or rescheduling by our customers due to many factors, such as extreme, unexpected weather conditions that cause our customers to redeploy resources, convenience, regulatory issues or possible acts of terrorism. Cancellation or postponement of one or more of these significant contracts could have a material adverse effect on us. In addition, if a large customer contract is not replaced upon its expiration with new business of similar magnitude, our financial and operating results would be adversely affected.

As we enter into agreements related to the deployment of AMI products and technology, the potential value of these contracts could be substantially larger than contracts we have had with our customers in the past. These deployments could also last several years and thus exceed the length of prior deployment agreements. The terms and conditions of these AMI agreements related to testing, contractual liabilities, warranties, performance and indemnities could be substantially different than the terms and conditions associated with our standard products and services.

We are facing increasing competition.

We face competitive pressures from a variety of companies in each of the markets we serve. Some of our present and potential future competitors have, or may have substantially greater financial, marketing, technical or manufacturing resources and, in some cases, have greater name recognition and experience. Some competitors may enter markets we serve and sell products at lower prices in order to obtain market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. Some competitors have made, and others may make, strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Other companies may also drive technological innovation and develop products that are equal in quality and performance or superior to our products, which could put pressure on our market position, reduce our overall sales and require us to invest additional funds in new technology development. We may also have to adjust the prices of some of our products to stay competitive. Should we fail to compete successfully with current or future competitors, we could experience material adverse effects on our business, financial condition, results of operations and cash flows.

We are affected by availability and regulation of radio spectrum.

A significant number of our products use radio spectrum, which are subject to regulation by the FCC in the United States. Licenses for radio frequencies must be obtained and periodically renewed. Licenses granted to us or our customers may not be renewed at acceptable terms, if at all. The FCC may adopt changes to the rules for our licensed and unlicensed frequency bands that are incompatible with our business. In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and it is possible that the FCC or the U.S. Congress will adopt additional changes.

We have committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to our products. The inability to modify our products to meet such requirements, the possible delays in completing such modifications and the cost of such modifications all could have a material adverse effect on our future business, financial condition and results of operations.

Our radio-based products currently employ both licensed and unlicensed radio frequencies. There must be sufficient radio spectrum allocated by the FCC for our intended uses. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain our planned operations. The unlicensed frequencies are available for a wide variety of uses and may not be entitled to protection from interference by other users who operate in accordance with FCC rules. The unlicensed frequencies are also often the subject of proposals to the FCC requesting a change in the rules under which such frequencies may be used. If the unlicensed frequencies become unacceptably crowded, restrictive or subject to changed rules governing their use, our business could be materially adversely affected.

We are also subject to regulatory requirements in jurisdictions outside of the United States. In those jurisdictions, licensees are generally required to operate a radio transmitter. Such licenses may be for a fixed term and must be periodically renewed. In some jurisdictions, the rules permit certain low power devices to operate on an unlicensed basis. Most of our AMR modules and AMR-equipped electronic residential electricity meters are devices that transmit information back to handheld, mobile or fixed network AMR reading devices in unlicensed bands pursuant to rules regulating such use. To the extent we wish to introduce products designed for use in the United States or another country into a new market, such products may require significant modification or redesign in order to meet frequency requirements and other regulatory specifications. Further, in some countries, limitations on frequency availability or the cost of making necessary modifications may preclude us from selling our products in those countries.

We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed.

We may be subject to claims or inquiries regarding alleged unauthorized use of a third party’s intellectual property. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, re-engineer, or rebrand certain products or packaging, any of which could affect our business, financial condition and results of operations. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses at acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees, expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our business, financial condition and results of operations.

If our products infringe the intellectual property rights of others, we may be required to indemnify our customers for any damages they suffer. We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.

We may be unable to adequately protect our intellectual property.

While we believe that our patents, trademarks and other intellectual property have significant value, it is uncertain that this intellectual property or any intellectual property acquired or developed by us in the future, will provide meaningful competitive advantages. There can be no assurance that our patents or pending applications will not be challenged, invalidated or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To combat infringement or unauthorized use, we may need to commence litigation, which can be expensive and time-consuming. In addition, in an infringement proceeding a court may decide that a patent or other intellectual property right of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology or other intellectual property right at issue on the grounds that it is non-infringing or the legal requirements for an injunction have not been met. Policing unauthorized use of our intellectual property is difficult and expensive, and we cannot provide assurance that we will be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as do the laws of the United States.

We may face product-failure exposure that exceeds our recorded liability.

We provide product warranties for varying lengths of time and establish allowances in anticipation of warranty expenses. In addition, we record contingent liabilities for additional product-failure related costs. These warranty and related product-failure allowances may be inadequate due to undetected product defects, unanticipated component failures, as well as changes in various estimates for material, labor and other costs we may incur to replace projected product failures. As a result, we may incur additional warranty and related expenses in the future with respect to new or established products.

Our key manufacturing facilities are concentrated.

In the event of a significant interruption in production at any of our manufacturing facilities, considerable expense, time and effort could be required to establish alternative production lines to meet contractual obligations, which would have a material adverse effect on our business, financial condition and results of operation.

A number of key personnel are critical to the success of our business.

Our success depends in large part on the efforts of our highly qualified technical and management personnel in all disciplines. The loss of one or more of these employees and the inability to attract and retain qualified replacements could have a material adverse effect on our business.

We depend on certain key vendors.

Certain of our products, subassemblies and system components are procured from limited sources. Our reliance on such limited sources involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality, costs and our vendor’s access to capital at acceptable terms. Any adverse change in the supply of, or price for, these components could adversely affect our business, financial condition and results of operations. In addition, we depend on a small number of contract manufacturing vendors for a large portion of our low-volume manufacturing business and all of our repair services for our domestic handheld meter reading units. If any of these vendors should become unable to perform their responsibilities, our operations could be materially disrupted.

We are subject to regulatory compliance.

We are subject to various governmental regulations in all of the jurisdictions in which we conduct business. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations.

Changes in environmental regulations, violations of the regulations or future environmental liabilities could cause us to incur significant costs and adversely affect our operations.

Our business and our facilities are subject to a number of laws, regulations and ordinances governing, among other things, the storage, discharge, handling, emission, generation, manufacture, disposal, remediation of, or exposure to toxic or other hazardous substances and certain waste products. Many of these environmental laws and regulations subject current or previous owners or operators of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were conducted in compliance with the law. In the ordinary course of our business, we use metals, solvents and similar materials, which are stored on-site. The waste created by the use of these materials is transported off-site on a regular basis by unaffiliated waste haulers. Many environmental laws and regulations require generators of waste to take remedial actions at, or in relation to, the off-site disposal location even if the disposal was conducted in compliance with the law. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that a claim, investigation or liability will not arise with respect to these activities, or that the cost of complying with governmental regulations in the future, will not have a material adverse effect on us.

Our credit facility (credit facility) and the indentures related to our senior subordinated notes and our convertible senior subordinated notes, limit our ability and the ability of most of our subsidiaries to take certain actions.

Our credit facility, senior subordinated notes (7.75% senior subordinated notes due 2012) and convertible notes (2.5% convertible senior subordinated notes due 2026) place restrictions on our ability and the ability of most of our subsidiaries to, among other things:

•	incur more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	incur capital expenditures above a set limit;

•	redeem or repurchase capital stock;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale lease-back transactions;

•	merge or consolidate; and

•	transfer or sell assets.

Our credit facility contains other customary covenants, including the requirement to meet specified financial ratios. Our ability to borrow under our credit facility will depend on the satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants. Our credit facility is sensitive to interest rate and foreign currency exchange rate risks that could impact our financial position and results of operations.

Our failure to comply with obligations under our borrowing arrangements may result in declaration of an event of default. An event of default, if not cured or waived, may permit acceleration of such indebtedness. In addition, indebtedness under other instruments (such as our senior subordinated notes) that contain cross-default or cross-acceleration provisions also may be accelerated and become due and payable. We cannot be certain we will be able to remedy any such defaults. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to borrow sufficient funds to replace the accelerated indebtedness on terms favorable to us or at all. In addition, in the case of an event of default under our secured indebtedness such as our credit facility, the lenders may be permitted to foreclose on our assets securing that indebtedness.

Our ability to service our indebtedness is dependent on our ability to generate cash, which is influenced by many factors beyond our control.

Our ability to make payments on or refinance our indebtedness, fund planned capital expenditures and continue research and development will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including counterparty risks with banks and other financial institutions. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot provide assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We are potentially exposed to default risk on our interest rate swaps and our line of credit.

As of March 31, 2009, we had $19.5 million of interest rate swaps, which convert an aggregate notional principal amount of $496.6 million (or approximately 77% of our term loans) from floating rate interest payments to fixed interest rate obligations. These swaps protect us against the risk of adverse fluctuations in the borrowing’s denominated London Interbank Offered Rate (LIBOR).

Given the current economic disruptions and the restructuring of various commercial financing organizations, there is a risk of counter-party default on these items. Currently, our exposure to default risk on our interest rate swap agreements is minimal as we are in a liability position on all interest rate swaps. However, if the LIBOR rates were to significantly increase, there is a risk that one or more counterparties may be unable to meet its obligations under the swap agreement.

At March 31, 2009, we had outstanding standby letters of credit of $50.4 million issued under our credit facility’s $115 million multicurrency revolver, resulting in $64.6 million being available for additional borrowings. The lenders of our credit facility consist of several participating financial institutions. Our lenders may not be able to honor their line of credit commitment due to the loss of a participating financial institution or other circumstance, which could lead us to seek financing in a credit market that is becoming less accessible. This could adversely impact our ability to fund some of our internal initiatives or future acquisitions.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We have devoted significant resources and time to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002. In addition, Section 404 under the Sarbanes-Oxley Act of 2002 requires that our auditors attest to the design and operating effectiveness of our controls over financial reporting. Our compliance with the annual internal control report requirement for each fiscal year will depend on the effectiveness of our financial reporting and data systems and controls across our operating subsidiaries. Furthermore, an important part of our growth strategy has been, and will likely continue to be, the acquisition of complementary businesses, and we expect these systems and controls to become increasingly complex to the extent that we integrate acquisitions and our business grows. Likewise, the complexity of our transactions, systems and controls may become more difficult to manage. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future, especially for acquisition targets that may not have been required to be in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 at the date of acquisition. Any failure to implement required new or improved controls, difficulties encountered in their implementation or operation, or difficulties in the assimilation of acquired businesses into our control system could harm our operating results or cause it to fail to meet our financial reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

We are exposed to counterparty risks with our third party depository institutions and insurance providers.

As the worldwide fallout from the credit crisis persists, the financial strength of some depository institutions has diminished, and this trend may continue. If one or more of the depository institutions in which we maintain significant cash balances were to fail, our ability to access these funds might be temporarily or permanently limited, and we could face material liquidity problems and potential material financial losses.

American International Group, Inc. (AIG) provides a portion of our overall insurance coverage. Recently, AIG has experienced significant financial issues associated with the troubled credit markets, and has received financial support from the U.S. Government. It is unclear whether the restructuring of AIG will cause AIG to alter its coverage position or reimbursement policies. The inability of AIG, or any of our other insurance providers, to provide coverage under our insurance policies could materially and adversely affect our results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements concerning our operations, financial performance, revenues, earnings growth, estimated stock-based compensation expense, pension liabilities, cost reduction programs and other items. These statements reflect our current plans and expectations and are based on information currently available as of the date of this prospectus supplement and the accompanying prospectus. When we use the words “expect,” “intend,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “future,” “objective,” “may,” “will,” “will continue” and similar expressions they are intended to identify forward-looking statements. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are also forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. These assumptions and estimates could be inaccurate and cause our actual results to vary materially from expected results. Risks and uncertainties include:

•	the rate and timing of customer demand for our products;

•	rescheduling or cancellations of current customer orders and commitments;

•	changes in estimated liabilities for product warranties or litigation;

•	changes in domestic and international laws and regulations;

•	our dependence on new product development and intellectual property;

•	current and future business combinations;

•	changes in estimates for stock-based compensation or pension costs;

•	changes in foreign currency exchange rates;

•	international business risks; and

•	the risks described in this prospectus supplement and the accompanying prospectus.

You should not solely rely on these forward-looking statements as they are only valid as of the date each such statement is made. We have no duty to update the forward looking statements in this prospectus supplement and the accompanying prospectus, and we do not intend to provide such updates.

USE OF PROCEEDS

The net proceeds of this offering will be approximately $139,372,500, after deducting estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option). We expect to use approximately $125 million of the net proceeds from the sale of the shares to repay a portion of our outstanding non-convertible debt and the remainder for general corporate purposes. As of March 31, 2009, our outstanding non-convertible debt consisted of approximately $109.2 million of 7.75% senior subordinated notes due 2012, a $329.2 million U.S. dollar denominated term loan at 2.23% and a $316.6 million euro denominate term loan at 4.72%. On April 24, 2009, we completed an amendment to the credit facility. Interest rates on the credit facility will continue to be based on the respective borrowing’s denominated London Interbank Offered Rate (LIBOR), plus an additional margin. The additional margin was 1.75% at March 31, 2009, increasing to 3.5% on April 24, 2009. The term loans mature in 2014. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term interest-bearing investment grade instruments.

PRICE RANGE OF STOCK

Our common stock is listed on the Nasdaq Global Select Market exchange under the symbol “ITRI”. The following table sets forth, for the periods indicated, the high and low closing prices per share of our common stock as reported on the Nasdaq Global Select Market:

	High	Low
Fiscal year ended December 31, 2007
First quarter	$68.91	$51.15
Second quarter	78.72	64.57
Third quarter	96.08	73.55
Fourth quarter	112.92	72.78

Fiscal year ending December 31, 2008
First quarter	$100.00	$70.48
Second quarter	106.25	88.77
Third quarter	105.99	84.71
Fourth quarter	90.10	34.25

Fiscal year ending December 31, 2009
First quarter	66.66	40.10
Second quarter (through May 28, 2009)	59.22	42.77

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. In addition, our credit facility dated April 18, 2007, as amended, and our senior subordinated notes due 2012 prohibit the declaration or payment of a cash dividend as long as these facilities are in place. Upon repayment of our borrowings, we intend to retain future earnings for the development of our business and do not anticipate paying cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of March 31, 2009:

•	on an actual basis, without giving effect to the offering; and

•

on an as adjusted basis to reflect the sale of the 2,750,000 shares of common stock offered by us, after deducting estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option) and the application of approximately $125.0 million of the net proceeds in repayment of our non-convertible debt as set forth under the “Use of Proceeds” in this prospectus supplement.

This capitalization table should be read in conjunction with management’s discussion and analysis of results of operations and our consolidated financial statements and related notes included in our Form 10-Q for the quarter ended March 31, 2009 and incorporated by reference into this prospectus supplement.

	As of March 31, 2009
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$102,091	$116,464

Total debt	956,067	831,067
Shareholders’ equity
Preferred stock, no par value, 10 million shares authorized, no shares issued or outstanding, actual and as adjusted	—	—
Common stock, no par value, 75 million shares authorized, 36,779,977 shares issued and outstanding, actual; 39,529,977 shares issued and outstanding, as adjusted (1)	1,120,934	1,260,307
Accumulated other comprehensive income, net	(53,437)	(53,437)
Retained earnings	12,770	12,770

Total shareholders’ equity	$1,080,267	$1,219,640

Total capitalization	$2,036,334	$2,050,707

(1)	Outstanding does not include: (a) 1,400,000 shares of common stock issuable upon exercise of options outstanding as of March 31, 2009, exercisable at a weighted-average exercise price of $51.80 per share, (b) 449,597 shares available for future grant under our equity incentive plans and (c) 296,000 shares available for future issuance under our employee stock purchase plan.

UNDERWRITING

We intend to offer shares of our common stock through the underwriters, Canaccord Adams Inc., Canaccord Capital Corporation and Stephens Inc. We have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of our common stock listed opposite their names below.

Underwriter	Number of Shares
Canaccord Adams Inc.	1,100,000
Canaccord Capital Corporation	1,100,000
Stephens Inc.	550,000

Total	2,750,000

The underwriters have agreed to purchase all of the shares of our common stock (other than those covered by the over-allotment option described below) sold under the underwriting agreement if any of these shares of common stock are purchased. The underwriters are offering the shares of our common stock, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common stock and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

In connection with the sale of the shares of common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts.

The expenses of the offering are estimated to be approximately $300,000 and are payable by us.

Over-Allotment Option

We have granted an option to the underwriters to purchase up to 412,500 additional shares of our common stock at $50.79. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments.

No Sale of Similar Securities

We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriters, subject to limited exceptions, offer, sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or enter into any swap or other arrangement that transfers any economic consequences of ownership of our common stock or other securities that are substantially similar to our common stock, or securities convertible into or exercisable or exchangeable for warrants or other rights to purchase our common stock and other securities. These restrictions will be in effect for a period of 60 days after the date of this prospectus supplement. At any time and without public notice, the underwriters may in their sole discretion release all or some of the securities from these lock-up agreements.

Price Stabilization and Short Positions

Until distribution of the shares of our common stock is completed, SEC rules may limit underwriters from bidding for and purchasing shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of the shares of our common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in our common stock in connection with this offering, i.e., if they sell more shares of our common stock than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing shares of our common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of shares of our common stock to stabilize its price or to reduce a short position may cause the price of shares of our common stock to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid, whereby the underwriters may reclaim selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in the offering for their account if the underwriters repurchase the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the shares of our common stock in that it discourages resales of those shares of our common stock.

The underwriters have advised us that these transactions may be effected on the Nasdaq Global Select Market or otherwise. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Relationship with Itron, Inc.

In the ordinary course of business, the underwriters and their affiliates may in the future engage in investment banking or other transactions of financial nature with us, including the provision of certain advisory services to us or financing transactions for which they may in the future receive customary compensation.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of our common stock by an investor that, for United States federal income tax purposes, is not a “United States Person” as defined below (a Non-U.S. Holder). This summary is based upon United States federal income tax law in effect on the date of this prospectus, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as common stock held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and domestic and foreign tax-exempt organizations (including private foundations)) or to persons that will hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (1) United States federal income tax consequences to a Non-U.S. Holder that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year, or (C) owns actually and/or constructively more than 5% of the fair market value of our common stock and (2) state, local, or non-United States tax considerations. This summary is written for investors that will hold our common stock as a “capital asset”

(generally, property held for investment) under the Internal Revenue Code of 1986, as amended. Each prospective investor is urged to consult his or her tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our common stock, including as a result of changes to the United States federal income tax law after the date of this prospectus.

For purposes of this summary, a “United States Person” is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation, partnership, or other entity created in, or organized under the laws of, the United States or any state or political subdivision thereof, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States Persons who have the authority to control all substantial decisions of the trust, or (B) that is otherwise treated as a United States Person.

If a partnership holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

Dividends

Dividends paid to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a 30% rate subject to reduction or complete exemption under an applicable income tax treaty if the Non-U.S. Holder provides a United States Internal Revenue Service Form W-8BEN (or a suitable substitute form) certifying that it is a Non-U.S. Holder and is entitled to such treaty benefits.

Sale or Other Disposition of Common Stock

Upon a sale or other disposition of our common stock, a Non-U.S. Holder will generally not be subject to United States federal income tax.

Information Reporting and Backup Withholding

In general, backup withholding will not apply to dividends paid to a Non-U.S. Holder and to proceeds from the disposition of our common stock paid to a Non-U.S. Holder if the holder has provided the required certification that it is a Non-U.S. Holder and neither we nor our paying agents have actual knowledge or reason to know that the holder is a United States Person. Generally, we must report to the Internal Revenue Service the amount of dividends paid, the name and the address of the recipient, and the amount, if any, of tax withheld. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. These information reporting requirements apply even if no tax was required to be withheld. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder’s United States federal income tax liability, if any, provided that certain required information is provided to the IRS.

LEGAL MATTERS

Certain legal matters in connection with the offering of the common stock will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Itron, Inc. appearing in Itron, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including schedules appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Itron, Inc. for the year ended December 31, 2006, incorporated in this prospectus by reference from the Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.itron.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus supplement and the accompanying prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below into this prospectus supplement and the accompanying prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) or the Exchange Act until we close this offering. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Our Current Reports on Form 8-K filed on January 26, 2009, February 18, 2009, April 27, 2009 and May 27, 2009, respectively;

•	Our Definitive Proxy Statement on Schedule 14A, filed on March 13, 2009, in connection with our 2009 Annual Meeting of Shareholders;

•	The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on September 18, 1993; and

•

The description of the preferred share purchase rights in our registration statement on Form 8-A, filed on December 16, 2002, under Section 12(b) of the Exchange Act, File No. 00-22418, including any amendments or reports filed for the purpose of updating such description.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report. In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 100 to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices at 2111 N. Molter Road, Liberty Lake, Washington 99019, or at (509) 924-9900.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus is modified or superseded for purposes of the prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.

PROSPECTUS

Itron, Inc.

Common Stock

Preferred Stock

Debt Securities

Convertible Debt Securities

We may, from time to time, offer to sell common stock, preferred stock, debt securities, or convertible debt securities. We refer to our common stock, preferred stock, and debt securities and convertible debt securities collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms that will be determined at the time the securities are offered. In addition, this prospectus may be used to offer securities for the account of persons other than us.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “ITRI.”

Investing in our securities involves risks. See “Risk Factors” on page 1 of this prospectus and in the documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2009.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC, using the “shelf” registration process. By using a shelf registration statement, we and/or certain selling securityholders may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. No limit exists on the aggregate amount of the securities we may sell pursuant to the Registration Statement. This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than their respective dates.

We urge you to read carefully both this prospectus and the applicable prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities being offered.

References in this prospectus to “Itron,” “we,” “us” and “our” are to Itron, Inc. and its subsidiaries. The term “you” refers to a prospective investor. Our principal executive offices are located at 2111 N. Molter Road, Liberty Lake, Washington 99019. Our phone number is (509) 924-9900.

FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this prospectus, in any prospectus supplement, in the documents incorporated by reference, and in some of our other public statements contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative of those terms, or comparable terminology.

Any or all of our forward-looking statements in this prospectus, in any prospectus supplement, in the documents incorporated by reference and in any other public statements we make may turn out to be inaccurate. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Accordingly, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as in any prospectus supplement relating to this prospectus and other public filings with the SEC.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are included or incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to sell the common stock when you want or at prices you find attractive.

The price of our common stock on the Nasdaq Global Select Market has been, and is likely to remain, highly volatile. We expect that the market price of our common stock will continue to fluctuate. In addition, because our convertible senior subordinated notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of our convertible senior subordinated notes.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors may include:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	changes in foreign currency rates;

•	announcements of innovations, new products and technology, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in general conditions in our industry and in the economy, the financial markets, and the domestic or international political environment;

•	legal developments or disputes;

•	changes in accounting principles;

•	departures of key personnel; and

•	regulatory considerations.

In addition, in recent years, the stock market in general has experienced significant price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

Future sales of shares by existing shareholders could affect our stock price.

Shares of common stock held by our shareholders, including our executive officers and directors, may be sold in the public market at any time and from time to time subject in certain cases to volume limitations under Rule 144 of the Securities Act of 1933 (the Securities Act) and various vesting agreements. If any of these shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. In addition, shares subject to outstanding options and shares reserved for future issuance under our stock option plan will continue to become eligible for sale in the public market to the extent permitted by the provisions of the various vesting agreements and the securities rules and regulations applicable to these shares.

Our shareholders’ interests may be diluted in various ways, which may reduce their returns.

Our board of directors is authorized, without shareholder approval, to authorize us to issue additional shares of our common stock or to raise capital through the issuance of preferred stock, debt securities, and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our shareholders. If our revenues are lower than anticipated or our expenses are higher than anticipated, we will require additional capital to service our indebtedness and finance our operations. We cannot assure you that any additional sources of financing or new capital will be available to us, available on acceptable terms, or permitted by the terms of our current debt.

Our rights plan and our ability to issue preferred stock could harm the rights of our common shareholders.

Each share of our outstanding common stock is associated with one right to acquire one one-hundredth (1/100) of a share of our Series R Participating Cumulative Preferred Stock, without par value, at a purchase price of $160.00 per share.

The rights only become exercisable in certain limited circumstances on the distribution date, which is the earlier of: (1) the close of business on the tenth business day after a public announcement that a person has acquired beneficial ownership of 15% or more of our outstanding shares of common stock; and (2) a date that our Board of Directors designates following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of common stock that could result in the offeror becoming the beneficial owner of 15% or more of our outstanding shares of common stock. Prior to the earlier of the December 11, 2012 expiration date of the rights and a person becoming the beneficial owner of 15% or more of our outstanding shares of common stock, the rights are redeemable by us at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase for the purchase price, common stock having the value of twice the then-current purchase price. After a person becomes the beneficial owner of 15% or more of our outstanding shares of common stock, but before a person becomes the beneficial owner of more than 50% of these shares, our Board of Directors may elect to exchange each preferred share purchase right, other than those that have become null and void and nontransferable as described above, for shares of our common stock, without payment of the purchase price. The exchange rate in this situation would be one-half of the number of shares of common stock that would otherwise be issuable at that time upon the exercise of one preferred share purchase right.

Some provisions in the rights plan may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of our common stock, which offers may be attractive to shareholders, or deter purchases of large blocks of our common stock, thereby limiting the opportunity for shareholders to receive a premium for their shares of common stock over the then-prevailing market prices.

Some anti-takeover provisions contained in our charter and bylaws and under Washington laws could hinder a takeover attempt.

Our Board of Directors has the authority to issue up to 10 million shares of preferred stock (1 million of which have been designated Series R Participating Cumulative Preferred Stock under our shareholder rights plan and the remainder of which have not yet been undesignated) and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our shareholders. The preferred stock could be issued with voting, liquidation, dividend, and other rights superior to those of the holders of our common stock. The issuance of the Series R Participating Cumulative Preferred Stock with respect to our shareholder rights plan or any preferred stock subsequently issued by our Board of Directors, under some circumstances, could have the effect of delaying, deferring, or preventing a change in control.

Further, certain provisions of our charter documents, including provisions relating to limitations of liability and indemnification of our directors and officers, dividing our Board of Directors into three classes of directors serving three-year terms, majority voting for directors, and limiting the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice, may have the effect of delaying or preventing changes in our control or management, which could have an adverse effect on the market price of our common stock.

Chapter 23B.19 of the Washington Business Corporation Act, with limited exceptions, prohibits a “target corporation” from engaging in specified “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless (i) the prohibited transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition or (ii) the prohibited transaction was both approved by the majority of the members of the target corporation’s board and authorized at a shareholder meeting by at least two-thirds of the outstanding voting shares (excluding the acquiring person’s shares) at or subsequent to the acquiring person’s share acquisition. An acquiring person is defined as a person or group of persons that beneficially own 10% or more of the voting securities of the target corporation. Such prohibited transactions include, among other things:

•	certain mergers, or consolidations with, disposition of assets to, or issuances of stock to or redemption of stock from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder; and

•	liquidating or dissolving the target corporation.

After the five-year period, certain “significant business transactions” are permitted, as long they comply with certain “fair price” provisions of the statute or are approved by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. A corporation may not “opt out” of this statute.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents where the information resides. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act) until this offering is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Current Reports on Form 8-K filed on January 26, 2009 and February 18, 2009;

•	Our Definitive Proxy Statement on Schedule 14A, filed on March 13, 2009 in connection with our 2009 Annual Meeting of Shareholders;

•	The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on September 18, 1993;

•

The description of the preferred share purchase rights in our registration statement on Form 8-A, filed on December 16, 2002, under Section 12(b) of the Exchange Act, File No. 00-22418, including any amendments or reports filed for the purpose of updating such description.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report. In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 100 to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices, which are located at 2111 N. Molter Road, Liberty Lake, Washington, 99019, and our telephone number is (509) 924-9900.

ITRON, INC.

We provide a comprehensive portfolio of products and services to utilities for the energy and water markets throughout the world. Our strong position in meter data collection and software solutions started with our introduction of handheld computer-based systems in 1977. Through product innovations and several other company acquisitions, we have become one of the world’s leading providers of metering, data collection and software solutions, serving our customers for over 100 years.

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us from our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling securityholders.

DESCRIPTION OF SECURITIES

We may offer shares of common stock, preferred stock, debt securities and convertible debt securities. We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, debt securities or convertible debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price, and the net proceeds to us will be contained in the prospectus supplement and other offering material, relating to such offering.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers, or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to specific limited conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers, or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions, or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Rule 104 of Regulation M permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

Perkins Coie LLP, Seattle, Washington, will provide Itron with an opinion as to the legality of the securities we are offering. Counsel representing any underwriters will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Itron, Inc. appearing in Itron, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Itron, Inc. for the year ended December 31, 2006, incorporated in this prospectus by reference from the Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

2,750,000 Shares

Common Stock

PROSPECTUS  SUPPLEMENT

Stephens Inc.

May 28, 2009